Exhibit 99.1

NET TALK.COM, INC. Raises an Additional $1.1 Million;
Proceeds from the Offering to be Used for Continuing Expansion

netTALK Further Fuels Its Expansion with an Additional Round of Funding

MIAMI, Florida--(BUSINESS WIRE)--October 1, 2009--NET TALK.COM, INC. (OTCBB:NTLK) today announced the completion of a private placement with an institutional accredited investor raising an additional $1,100,000. The Company issued to the investor its 12% Senior Secured Convertible Debenture and Common Stock Purchase Warrants.

Anastasios “Takis” Kyriakides, Chairman of netTALK, in discussing the new funding stated: "We are most appreciative of the continuing confidence placed in us by Midtown Partners and our core investors who continue to support the implementation of our business plan along with our management talent." Mr. Kyriakides further stated, "The proceeds of this new funding will further implement the ongoing development and expansion of the TK6000 Telecommunications VOIP Network and products."

The funding has been arranged via a private placement by Midtown Partners & Co., LLC of Tampa, Florida. Midtown Partners & Co., LLC is a member FINRA & SIPC.

About NET TALK.COM, INC.:

NET TALK.COM, INC. is a publicly traded company (OTCBB: NTLK) and was incorporated under the laws of the State of Florida. netTALK is engaged in the products and services for the use of Voice over Internet Protocol ("VoIP"). The applications of VoIP technology are principally intended to allow consumers to make phone calls over a broadband Internet connection without the use of a computer by using a regular (or analog) phone. netTALK's Patent Pending TK6000 is designed to allow customers full mobile flexibility by being able to transport the VoIP interface anywhere an internet connection is available.

About Midtown Partners & Co:

Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The investment banking group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment banking services from a firm with a unique understanding of the marketplace and the nature of these transactions. Additional information can be found at http://www.midtownpartners.com.

Forward-Looking Statements. This news release may contain forward-looking statements made pursuant to the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the Company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the Company, actual results may differ materially from those described. The Company's operations and business prospects are always subject to risks and uncertainties.

CONTACT:
NET TALK.COM, INC.
Nick Kyriakides, 305-621-1200, ext. 109
http://www.nettalk.com